Exhibit 99.1

To the Limited Partners of

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund, L.P.)

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Walter Davis President and Director Ceres Managed Futures LLC General Partner, CMF Willowbridge Master Fund L.P. (formerly, CMF Willowbridge Argo Master Fund, L.P.)

Ceres Managed Futures LLC 522 Fifth Avenue 14th Floor New York, NY 10036 (855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.):

We have audited the accompanying statements of financial condition of CMF Willowbridge Master Fund L.P. (formerly, CMF Willowbridge Argo Master Fund L.P.) (the “Partnership”), including the condensed schedules of investments, as of December 31, 2012 and 2011, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Willowbridge Master Fund, L.P. as of December 31, 2012 and 2011, and the results of its operations and its changes in partners’ capital for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2013

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Statements of Financial Condition

December 31, 2012 and 2011

	2012	2011
Assets:
Equity in trading account:
Cash (Note 3c)	$39,333,763	$50,710,649
Cash margin (Note 3c)	408,704	6,122,490
Net unrealized appreciation on open futures contracts	—	1,852,699

Total assets	39,742,467	58,685,838

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$408,704	$—
Accrued expenses:
Professional fees	76,681	62,005

Total liabilities	485,385	62,005

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2012 and 2011	—	—
Limited Partners, 18,777.9591 and 29,488.1972 Redeemable Units outstanding at December 31, 2012 and 2011, respectively	39,257,082	58,623,833

Total liabilities and partners’capital	$39,742,467	$58,685,838

Net asset value per unit	$2,090.59	$1,988.04

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Condensed Schedule of Investments

December 31, 2012

	Notional $/ Number of Contracts	Fair Value	% of Partners’ Capital
Unrealized Appreciation on Open Forward Contracts
Currencies	$19,376,646	$4,703	0.01%

Total unrealized appreciation on open forward contracts		4,703	0.01

Unrealized Depreciation on Open Forward Contracts
Currencies	$19,376,646	(4,703)	(0.01)
Metals	152	(408,704)	(1.04)

Total unrealized depreciation on open forward contracts		(413,407)	(1.05)

Net fair value		$(408,704)	(1.04)%

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Condensed Schedule of Investments

December 31, 2011

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	99	$5,450	0.01%
Energy	50	(13,000)	(0.02)
Interest Rates U.S.	150	168,749	0.29
Interest Rates Non-U.S.	312	422,331	0.72

Total futures contracts purchased		583,530	1.00

Futures Contracts Sold
Currencies	396	235,185	0.40
Energy	50	332,500	0.57
Interest Rates U.S.	100	(18,125)	(0.03)
Metals	100	343,430	0.58
Softs	150	376,179	0.64

Total futures contracts sold		1,269,169	2.16

Net fair value		$1,852,699	3.16%

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Statements of Income and Expenses

for the years ended December 31, 2012, 2011 and 2010

	2012	2011	2010
Investment Income:
Interest income	$20,467	$51,131	$228,182

Expenses:
Clearing fees	72,255	98,055	285,387
Professional fees	85,305	74,953	101,727

Total expenses	157,560	173,008	387,114

Net investment income (loss)	(137,093)	(121,877)	(158,932)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	4,461,606	41,308,454	(26,106,284)
Change in net unrealized gains (losses) on open contracts	(2,261,403)	(20,639,256)	17,424,990

Total trading results	2,200,203	20,669,198	(8,681,294)

Net income (loss)	$2,063,110	$20,547,321	$(8,840,226)

Net income (loss) per unit* (Note 6)	$103.59	$218.50	$(42.93)

Weighted average units outstanding	21,838.0768	70,119.5929	140,994.6815

*Based on change in net asset value per unit

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Statements of Changes in Partners’ Capital

for the years ended December 31, 2012, 2011 and 2010

Partners’ Capital
Partners’ Capital at December 31, 2009	$231,105,317
Net income (loss)	(8,840,226)
Subscriptions of 35,162.0417 Redeemable Units	58,405,283
Redemptions of 40,319.0108 Redeemable Units	(64,143,559)
Distribution of interest income to feeder funds	(228,182)

Partners’ Capital at December 31, 2010	216,298,633
Net income (loss)	20,547,321
Subscriptions of 21,150.5559 Redeemable Units	40,265,565
Redemptions of 113,858.3552 Redeemable Units	(218,436,555)
Distribution of interest income to feeder funds	(51,131)

Partners’ Capital at December 31, 2011	58,623,833
Net income (loss)	2,063,110
Subscriptions of 3,882.2937 Redeemable Units	8,034,811
Redemptions of 14,592.5318 Redeemable Units	(29,444,205)
Distribution of interest income to feeder funds	(20,467)

Partners’ Capital at December 31, 2012	$39,257,082

Net asset value per unit:

2010:	$1,770.10

2011:	$1,988.04

2012:	$2,090.59

See accompanying notes to financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund, L.P.)

Notes to Financial Statements

December 31, 2012

1.     Partnership Organization:

CMF Willowbridge Master Fund L.P. (formerly, CMF Willowbridge Argo Master Fund, L.P.) (the “Master”) is a limited partnership organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The sectors traded include currencies, energy, grains, U.S. and non-U.S. interest rates, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc., indirectly owns a minority equity interest in MSSB Holdings. Citigroup Inc., also indirectly owns Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Master. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. As of December 31, 2012, all trading decisions for the Master are made by the Advisor (defined below).

On July 1, 2005, (commencement of trading operations), Diversified Multi-Advisor Futures Fund L.P. (“Diversified”), Diversified Multi-Advisor Futures Fund L.P. II (“Diversified II”), Orion Futures Fund L.P. (“Orion”), Institutional Futures Portfolio L.P. (“Institutional Portfolio”) and Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) each allocated a portion of their capital to the Master. Diversified purchased 12,259.3490 Redeemable Units with cash equal to $11,118,119 and a contribution of open commodity futures and forward contracts with a fair value of $1,141,230, Diversified II purchased 10,980.9796 Redeemable Units with cash equal to $9,895,326 and a contribution of open commodity futures and forward contracts with a fair value of $1,085,654, Orion purchased 33,529.1186 Redeemable Units with cash equal to $29,866,194 and a contribution of open commodity futures and forward contracts with a fair value of $3,662,925, Institutional Portfolio purchased 7,000.0000 Redeemable Units with cash equal to $7,000,000 and Tactical Diversified purchased 95,795.8082 Redeemable Units with cash equal to $85,442,868 and a contribution of open commodity futures and forward contracts with a fair value of $10,352,940. On April 1, 2009, Orion Futures Fund (Cayman) (“Orion Cayman”) purchased 299.0681 Redeemable Units with cash equal to $560,000. On May 31, 2011, Orion redeemed its investment in the Master. This amounted to 51,060.3252 Redeemable Units with cash equal to $97,337,544. On November 30, 2011, Institutional Portfolio redeemed its investment in the Master. This amounted to 2,888.7348 Redeemable Units with cash equal to $5,516,169. On January 1, 2013 Orion Cayman redeemed its investment in the Master. This amounted to 1,063.6847 Redeemable Units with cash equal to $2,223,849. The Master was formed to permit commodity pools managed by Willowbridge Associates Inc. (the “Advisor”) using the Argo Trading System, the Advisor’s proprietary, systematic trading program to invest together in one trading vehicle.

The Master operates under a structure where its investors consist of Diversified, Diversified II, Tactical Diversified, and Orion Cayman (each a “Feeder”, collectively the “Funds”). Diversified, Diversified II, Tactical Diversified, and Orion Cayman owned approximately 9.9%, 7.2%, 77.3% and 5.6% investments in the Master at December 31, 2012, respectively. Diversified, Diversified II, Tactical Diversified and Orion Cayman owned approximately 7.4%, 5.5%, 83.8%, and 3.3% investments in the Master at December 31, 2011, respectively.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2012

The Master will be liquidated upon the first to occur of the following: December 31, 2025; or under certain other circumstances as defined in the Limited Partnership Agreement of the Master (the “Limited Partnership Agreement”).

2.     Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master including derivative financial instruments and derivative commodity instruments are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.     Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

GAAP also requires the need to use judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Master’s Level 2 assets and liabilities.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

Effective January 1, 2012, the Master adopted Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards (“IFRS”).” The amendments within this ASU changed the wording used to describe many of the

GAAP requirements for measuring fair value and for disclosing information about fair value

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2011

measurements to eliminate unnecessary wording differences between GAAP and IFRS. However, some of the amendments clarified the Financial Accounting Standards Board’s (the “FASB”) intent about the application of existing fair value measurement requirements and other amendments changed a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. This new guidance did not have a significant impact on the Master’s financial statements.

The Master considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the year ended December 31, 2012, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). As of and for the year ended December 31, 2011, the Master did not hold any derivative instruments for which market quotations were not readily available and that were priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the years ended December 31, 2012 and 2011 there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2012	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Forwards	$4,703	$—	$4,703	$—

Total assets	4,703	—	4,703	—

Liabilities
Forwards	$413,407	$408,704	$4,703	$—

Total Liabilities	413,407	408,704	4,703	—

Net fair value	$(408,704)	$(408,704)	$—	$—

	December 31, 2011	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$1,998,661	$1,998,661	$—	$—

Total assets	$1,998,661	$1,998,661	—	—

Liabilities
Futures	$145,962	$145,962	$—	$—

Total Liabilities	145,962	145,962	—	—

Net fair value	$1,852,699	$1,852,699	$—	$—

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2012

d.	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

f.	Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and changes in net unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net income (loss) in the Statements of Income and Expenses.

g.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

h.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2012

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2009 through 2012 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

i.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that other than described in Note 8 to the financial statements, no events have occurred that require adjustment of or disclosure in the financial statements.

j.	Recent Accounting Pronouncements. On October 1, 2012, the FASB issued ASU 2012-04 “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820. The amendments are effective for fiscal periods beginning after December 15, 2012. The adoption of this ASU will not have a material impact on the Master’s financial statements.

In December 2011, the FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities,” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Subsequently in January 2013, the FASB issued ASU 2013-01 “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities”, which clarifies the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparisons between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of IFRS. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Master would also provide the disclosures retrospectively for all comparative periods presented. The Master is currently evaluating the impact these pronouncements would have on the financial statements.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2012

In October 2011, the FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by the FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, the FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. In August 2012, the FASB updated the proposed ASU to state that entities regulated under the Investment Company Act of 1940 should qualify to be investment companies within the proposed investment company guidance. The Master will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

k.	Net Income (Loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights”.

3.     Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association fees (collectively the “clearing fees”) are borne by the Master. All other fees including CGM’s direct brokerage fees shall be borne by the Funds. All of the Master’s assets are deposited in the Master’s account at CGM. The Master’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2012 and 2011, the amount of cash held by the Master for margin requirements was $408,704 and $6,122,490 respectively. The Customer Agreement may be terminated upon notice by either party.

4.     Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2012

reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet”, have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2012 and 2011 were 1,090 and 2,400, respectively. The monthly average number of forward contracts traded during the years ended December 31, 2012 and 2011 were 152 and 0, respectively. The monthly average notional values of currency forward contracts held during the years ended December 31, 2012 and 2011 were $4,870,137 and $3,290,341, respectively.

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of years ended December 31, 2012 and 2011.

Assets	December 31, 2012
Forward Contracts

Currencies	$4,703

Total unrealized appreciation on open forward contracts	$4,703

Liabilities
Forward Contracts
Currencies	$(4,703)
Energy	(408,704)

Total unrealized depreciation on open forward contracts	$(413,407)

Net unrealized depreciation on open forward contracts	$(408,704)*

*This amount is in “Net unrealized depreciation on open forward contracts” on the Statements of  Financial Condition.

Assets	December 31, 2011
Futures Contracts

Currencies	$353,691
Energy	332,500
Interest Rates U.S.	168,749
Interest Rates Non-U.S.	424,112
Metals	343,430
Softs	376,179

Total unrealized appreciation on open futures contracts	$1,998,661

Liabilities
Futures Contracts
Currencies	$(113,056)
Energy	(13,000)
Interest Rates U.S.	(18,125)
Interest Rates Non-U.S.	(1,781)

Total unrealized depreciation on open futures contracts	$(145,962)

Net unrealized appreciation on open futures contracts	$1,852,699 *

*This amount is in “Net unrealized appreciation on open futures contracts” on the Statements of  Financial Condition.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2012

The following tables indicate the trading gains (losses), by market sector, on derivative instruments for the years ended December 31, 2012, 2011 and 2010.

Sector	December 31, 2012 Gain (loss) from Trading	December 31, 2011 Gain (loss) from Trading	December 31, 2010 Gain (loss) from Trading
Currencies	$2,906,441	$2,333,416	$(2,882,435)
Energy	(780,742)	2,903,988	(32,674,196)
Grains	1,284,759	(5,000,298)	(2,096,731)
Interest Rates US	383,265	2,877,223	5,992,763
Interest Rates Non-US	754,795	3,938,058	7,440,808
Livestock	(119,210)	(616,940)	226,890
Metals	(1,860,737)	8,605,435	10,039,925
Softs	(368,368)	5,628,316	5,271,682

Total	$2,200,203 **	$20,669,198 **	$(8,681,294)**

**This amount is in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any month. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Changes in the net asset value per unit for the years ended December 31, 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Net realized and unrealized gains (losses)*	$106.78	$219.32	$(43.83)
Interest income	1.04	0.56	1.65
Expenses**	(4.23)	(1.38)	(0.75)

Increase (decrease) for the year	103.59	218.50	(42.93)
Distribution of interest income to feeder funds	(1.04)	(0.56)	(1.65)
Net asset value per unit, beginning of year	1,988.04	1,770.10	1,814.68

Net asset value per unit, end of year	$2,090.59	$1,988.04	$1,770.10

*	Includes clearing fees.

**	Excludes clearing fees.

	2012	2011	2010
Ratios to average net assets:
Net investment income (loss)***	(0.3)%	(0.1)%	(0.1)%

Operating expenses	0.4%	0.1%	0.2%

Total return	5.2%	12.3%	(2.4)%

***	Interest income less total expenses.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2012

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards, swaps and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risks, as CGM or a CGM affiliate is the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through CGM, the Master’s counterparty is an exchange or clearing organization.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to analyze statistically actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

CMF Willowbridge Master Fund L.P.

(formerly, CMF Willowbridge Argo Master Fund L.P.)

Notes to Financial Statements

December 31, 2012

8. Subsequent Events:

Effective January 1, 2013, CMF Willowbridge Argo Master Fund L.P. changed its name to CMF Willowbridge Master Fund, L.P. In addition, effective January 1, 2013, Willowbridge Associates Inc. (“Willowbridge”), in consultation with the General Partner, changed the program it trades from its Argo Trading System to the wPraxis Futures Trading Approach (the “Praxis Program”). In addition, Willowbridge has agreed to increase the overall leverage in the Praxis Program to 3 times the amount of the Master’s assets allocated to it by the General Partner.